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    EXHIBIT 11  -  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 (In thousands, except per share data)


                                                    FOR THE QUARTER
                                                  -------------------
                                                   ENDED DECEMBER 31
                                                  -------------------
                                                   1995        1996
                                                  -------    --------
 Net income..................................     $ 4,685    $ 18,713
 Less: Accrual of preferred stock dividends..         (48)          -
                                                  -------    --------
 Net income applicable to common stock.......     $ 4,637    $ 18,713
                                                  -------    --------
                                                  -------    --------
 Average common shares outstanding...........      20,297      27,688
 Common stock equivalents:
 Warrants and options........................           -       1,345
                                                  -------    --------
 Weighted average common and common
   equivalent shares outstanding.............      20,297      29,033
                                                  -------    --------
                                                  -------    --------
 Primary net income per share of common
   stock.....................................     $  0.23    $   0.64
                                                  -------    --------
                                                  -------    --------

 Net income..................................     $ 4,685    $ 18,713
 Add: Interest from convertible debt.........                   1,767
 Less: Accrual of preferred stock dividends..         (48)          -
       Tax effect on convertible debt
         interest............................                    (671)
                                                  -------    --------
 Net income applicable to common stock.......     $ 4,637    $ 19,809
                                                  -------    --------
                                                  -------    --------

 Average common shares outstanding...........      20,297      27,688

 Common stock equivalents:
 Warrants and options........................           -       1,345
 Convertible subordinated debt...............           -       5,924

 Weighted average fully diluted common and
    common equivalent shares outstanding.....      20,297      34,957
                                                  -------    --------
                                                  -------    --------
 Fully diluted net income per share of
   common stock..............................     $  0.23    $   0.57
                                                  -------    --------
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